Exhibit 10.58

June 27, 2012

Yuejian "James" Wang
17815 Cadena Drive
Boca Raton, Fl 33496

Dear Dr. Wang,

As a cost cutting measure in order to conserve our cash resources, you hereby agree that CD International Enterprises, Inc. (“CDII”) will issue to you certain amounts of the company's common stock (OTCQB: CDII), or common stock of CDII’s clients such as China Education International, Inc. (OTCBB: CEII), Big Tree Toys (OTC QB: TNSX), Sunwin Stevia International, Inc. (OTCQB: SUWN), Dragon Capital Group Corporation (OTC: DRGV), China Logistics Group, Inc. (OTCBB: CHLO), Linkwell Corporation, and Ziyang Ceramics Corporation (OTCQB: ZYCI) up to 4.99% of each client’s outstanding shares.

According to your employment agreement dated August 7, 2008 your monthly salary for calendar year 2012 will be paid at a rate $50,000 per month equating to $600,000 per annum , and for calendar year 2013 at a rate of $54,166.66 per month equating to $650,000 per annum.

You have agreed to accept a decrease in pay for the last 6 months of 2012 (July, August, September, October, November and December) of $20,000 per month and have accrued $120,000 during that time frame which will entitle you to $120,000 in company or client company shares.

For calendar year 2013 you have further decreased your salary to $20,000 per month and shall receive $34,166.66 per month in shares of CD International Enterprises, Inc. or the shares of CD Internationals client companies equating to $34,166.66 per month.

 The value of each stock will be determined at the date when these shares are issued to you, representing value in salary reduction in lieu of cash compensation during the months of the calendar year of 2013.  This compensation is equivalent to $34,167 per month or $410,000 in total.  This $34,167 will be deducted from your monthly salary and the company will pay you during the calendar year of 2013 cash in the amount of $20,000 per month. This change will not affect our regular RSA plan for each employee.

Sincerely, /s/ Andrew Goldrich Andrew Goldrich Vice President- Operations	Accepted /s/ James Wang James Wang CEO- President